Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Wheels Up Experience Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	Other	73,000,000(1)	$2.14(2)	$156,220,000.00	.00014760	$23,058.07	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--	--	--	--	--
	Total Offering Amounts							$23,058.07
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$23,058.07

(1)	The shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”), registered hereby represent 73,000,000 shares of Common Stock authorized for issuance under the Wheels Up Experience Inc. Performance Award Agreement, dated November 30, 2023, granted by the Registrant to George Mattson, the Registrant’s Chief Executive Officer (the “CEO Performance Award”), which CEO Performance Award and the authorization of the Company to issue up to 73,000,000 shares of Common Stock thereunder, subject to the satisfaction of the applicable vesting conditions under the CEO Performance Award, if at all, were approved by the Registrant’s stockholders at the Registrant’s 2024 annual meeting of stockholders held on June 6, 2024. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, reverse stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $2.14 the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on June 5, 2024.